Exhibit 99.1

FOR IMMEDIATE RELEASE

ENNIS, INC. DECLARES QUARTERLY DIVIDEND AND AN

INCREASE IN THEIR STOCK REPURCHASE PROGRAM

Midlothian, TX. – December 22, 2014, Keith S. Walters, Chairman, President and Chief Executive Officer of Ennis, Inc. (NYSE: EBF), a manufacturer of business forms, apparel and other business products headquartered in Midlothian, Texas, announced today that the Board of Directors has declared a quarterly cash dividend of 17 1/2 cents a share on its common stock. The dividend is payable February 2, 2015 to shareholders of record on January 7, 2015.

In other news, the Board of Directors of the Company approved an increase in the amount available to repurchase shares of the Company’s common stock under the Stock Repurchase Program by $10 million, bringing the total approved to $20 million. The Company has, since inception of the program, repurchased 682,192 shares of its common stock at an average price of $13.76 per share, leaving approximately $10.6 million available under the program.

About Ennis

Ennis, Inc. (www.ennis.com) is primarily engaged in the production of and sale of business forms, apparel and other business products. The Company is one of the largest private-label printed business product suppliers in the United States. Headquartered in Midlothian, Texas, the Company has production and distribution facilities strategically located throughout the United States of America, Mexico and Canada, to serve the Company’s national network of distributors. The Company, together with its subsidiaries, operates in two business segments: the Print Segment (“Print”) and Apparel Segment (“Apparel”). The Print Segment is primarily engaged in the business of manufacturing and selling business forms, other printed business products, printed and electronic media, presentation products, flex-o-graphic printing, advertising specialties and Post-it Notes®, internal bank forms, plastic cards, secure and negotiable documents, envelopes and other custom products. The Apparel Segment manufactures T-Shirts and distributes T-Shirts and other active-wear apparel through nine distribution centers located throughout North America.

For Further Information Contact:

Mr. Keith S. Walters, Chairman, Chief Executive Officer and President

Ennis, Inc.

2441 Presidential Parkway

Midlothian, Texas 76065

Phone: (972) 775-9801

Fax: (972) 775-9820

www.ennis.com